SANDELL ASSET MANAGEMENT

CODE OF ETHICS

This is the Code of Ethics (the "Code") of Sandell.

Things You Need to Know to Read This Code

1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. This Code applies to all personnel of Sandell (which, for clarity, does not include independent directors of the Funds, each of whom do not have access to the portfolio of any Fund).

3. The Chief Compliance Officer and/or General Counsel have the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

•Sandell expects that waivers will be granted only in rare instances, if at all, and

•Some provisions of the Code that are mandated by law or SEC rule cannot be waived.

4. The Chief Compliance Officer and/or General Counsel will review the terms and provisions of this Code at least annually and make amendments as necessary.

All personnel are required to promptly report any known or suspected violations of the Code of Ethics to the Chief Compliance Officer.

Any material violation of the Code of Ethics will be escalated to the attention of the CEO.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

A. General Principles

Sandell is a fiduciary of its investors. You have the responsibility at all times to place the interests of our investors first. Because of this fiduciary relationship, it generally is improper for Sandell or its personnel to

•use for their own benefit (or the benefit of anyone other than an investor) information about Sandell's trading or recommendations for any Sandell Fund; or

•take advantage of investment opportunities that would otherwise be available for Sandell Funds.

Sandell considers its reputation to be of the utmost importance and places a strong emphasis on maintaining a culture of honesty, integrity and professionalism. As a matter of business policy, Sandell wants to avoid even the appearance that Sandell, its personnel or others receive any improper benefit from information about Fund trading or accounts, or from its relationships with its investors or with the brokerage community.

Sandell expects all personnel to comply with the specific rules contained in the Code as well as the spirit of the Code and to act in a professional and ethical manner.

Sandell treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, Sandell may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade in violation of the Code, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you also can violate this Code by failing to make the filings to the Chief Compliance Officer required by the Code, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no investors are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

B. Gifts and Entertainment

A conflict of interest occurs when the personal interests of Sandell Personnel interfere or could potentially interfere with their responsibilities to Sandell and our Funds. This includes the giving and receiving of gifts, gratuities, entertainment and other non-cash compensation by Sandell Personnel.

It is the policy of Sandell to limit gifts and entertainment given by, or provided to, its personnel to a reasonable and appropriate level and to avoid the giving or acceptance of any gifts or entertainment in exchange for allocation of business or other preferential treatment or that would create the appearance of a conflict of interest.

A gift is defined as any item valued at $300 or more, provided to Sandell or personnel of Sandell from any person or entity that does business with or potentially could conduct business with or on behalf of Sandell or any Fund. Gifts may include items such as tickets to an event if the party providing the tickets is not present at the event. Written approval from the Chief Compliance Officer is required before personnel may give, accept or solicit a gift of any kind including gifts to or from an investor, supplier, vendor or broker representative. Except as provided for in this manual, no personnel may give or accept gifts from any person associated with a Financial Services Company (FSC) with an aggregate value in excess of $100 per year. Prior to giving and upon receipt of a gift Personnel must provide the Chief Compliance Officer with a copy of the Gifts Approval Form attached as Exhibit B-1 hereto and upon approval by the Chief Compliance Officer Personnel may give the gift or keep the gift for his or her personal use, as applicable. The aggregate annual fair market value limit for all gifts given to, any one investor, supplier or vendor is $1,000. The aggregate annual fair market value limit for all gifts received by an individual from any one investor, supplier or vendor is $1,000. Gifts in excess of this annual limit require advance written approval from the Chief Compliance Officer.

Entertainment is defined as any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference that an individual attends or participates in that is paid for by another person and is also attended by the person paying for the entertainment. Within 10 days of the month end in which the entertainment occurred, Sandell Personnel are required to disclose all entertainment provided by another person, including an investor, supplier or vendor by completing the Monthly Entertainment and Seminar/Conferences Disclosure Form attached hereto as Exhibit B-2 and

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

submitting it to the Chief Compliance Officer. In addition, within 10 days of the month end in which the entertainment occurred, Sandell Personnel are required to disclose all entertainment provided to another person, including an investor, supplier or vendor by completing the Monthly Entertainment and Seminar/Conferences Disclosure Form. Entertainment provided by Sandell must be attended by Sandell Personnel. If Sandell Personnel do not attend, the event will considered a Gift and will be subject to the limitations described above. Although Sandell does not have a limit on the value of entertainment that an individual is permitted to accept (or give), this policy precludes any individual from accepting (or giving) any entertainment that is so lavish or extensive in nature (including transportation and/or lodging) that such individual would likely feel compelled to act in a manner inconsistent with the interests of Sandell or the Sandell Funds (or, as applicable, the recipient's employer).

An employee who receives a Gift or Entertainment and then distributes it among other Sandell employees is responsible to complete the appropriate form and indicate to whom such Gift or Entertainment was distributed.

Personnel are not permitted to give gifts to investors, suppliers or vendor representatives, unless they are pre-approved by the Chief Compliance Officer.

This policy applies equally to gifts and entertainment given to or by members of the Family/Household of Sandell personnel.

Forms submitted by the GC/CCO shall be approved, if required, by the CFO.

C. Outside Business Activities ("OBAs")

This policy is designed to comply with various regulatory requirements such as securities rules and regulations. Based on these regulatory requirements, Sandell defines OBAs as any of the following:

•Engaging in any other business;

•Being employed or compensated by any other person;

•Serving as an officer, director, partner or employee of another business organization

•Stock ownership or other financial interest, typically if a control relationship exists

Sandell Personnel contemplating outside business activities must obtain written approval, via the OBA Request Form (attached as Exhibit C), from the manager and the Compliance Department prior to participating in the activity.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

OBAs involving financial services similar to the services offered by Sandell are typically prohibited.

Sandell Personnel are responsible for upholding the highest ethical and professional standards. Keeping this in mind, the following standards are to be observed by Sandell Personnel once approval for an OBA has been granted:

•Sandell Personnel must not represent themselves as Sandell employees while engaged in the OBA;

•Sandell Personnel may not use Sandell facilities, equipment, stationery or any other Sandell assets to perform the OBA;

•Sandell Personnel must preserve the confidentiality of all information derived from their affiliation with Sandell;

•Sandell Personnel may not, directly or indirectly, solicit, induce, recruit or encourage any of Sandell's employees or customers to use the services provided by the outside entity; and

•If, for any reason, the OBA description or function on the original approved OBA Form changes, the Sandell Personnel must notify Compliance of the change and receive approval for the revised OBA.

Service on the Board or as an Officer or Director of Another Company; Management of Non-Sandell Accounts

To avoid conflicts of interest, inside information and other compliance and business issues, Sandell prohibits all of its personnel from serving as officers or directors or members of the board of any other entity, except with the advance written approval of the Chief Compliance Officer. Sandell can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any affiliate of Sandell or any not-for-profit organization or charitable foundation, religious institution, or similar entity.

Personnel are prohibited from managing accounts for third parties who are not clients of Sandell or serving as a trustee for third parties unless the Chief Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Chief Compliance Officer may require the individual to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

D. The Prevention of Insider Trading

1. Introduction

Federal and state securities laws prohibit both Sandell and its personnel from trading securities - including equity and debt securities and derivative instruments - for itself or for others (including the Sandell Funds or accounts of immediate family members of personnel) based on "inside information." These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called "tipping"). You may face severe penalties if you trade securities while in possession of material, nonpublic information, or if you improperly communicate nonpublic information to others. These penalties may include termination of employment, criminal sanctions, fines and enforcement actions by the SEC. These prohibitions apply to all personnel and extend to activities within and outside of your duties at Sandell. If you learn of information that you believe may be considered inside information (as described below) or Sandell or the Sandell Funds are required to execute confidentiality agreements, contact the General Counsel or the Chief Compliance Officer.

2. Policy on Insider Trading

Consistent with Sandell's duty to prevent insider trading and to fulfill its obligation to establish, maintain and enforce written policies and procedures to prevent insider trading, Sandell has adopted procedures to prevent and detect misuse of material, nonpublic information. It is imperative that you understand and comply with these procedures.

You may not trade, personally or on behalf of others (such as the Sandell Funds), while in possession of material, nonpublic information.

You should not communicate material, nonpublic information to anyone except individuals who are entitled to receive the information in connection with the performance of their responsibilities for Sandell.

You should not provide assistance to someone who is engaged in any of the above activities.

If you have any question as to whether you may disclose nonpublic information to any other person, you should contact the General Counsel or the Chief Compliance Officer.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

What is Material Information?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger, tender offer or acquisition proposals or agreements, major litigation, and extraordinary business or management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal's "Heard on the Street" column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should contact the General Counsel or Chief Compliance Officer.

What is Nonpublic Information?

Non-public information is information that is not generally available to the investing public. Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape," The Wall Street Journal or some other publication of general circulation. Information from a subscription- based electronic database may be considered "public" if such database is commonly used by market participants.

If the information is not available in the general media or in a public filing, it should be treated as nonpublic. If you are uncertain whether or not information is nonpublic, you should contact the General Counsel or the Chief Compliance Officer.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Identifying Inside Information

Before executing any trade for yourself or others, including a Fund, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•Report the information and proposed trade immediately to the Chief Compliance Officer or General Counsel.

•Do not purchase or sell the securities on behalf of yourself or others, including a Fund.

•Do not communicate the information inside or outside Sandell, other than to the Chief Compliance Officer or General Counsel.

•After the Chief Compliance Officer or General Counsel has reviewed the issue, Sandell will determine whether the information is material and non-public and, if so, what action Sandell should take.

You should contact the Chief Compliance Officer or General Counsel before taking any action. This degree of caution will protect you, our investors and Sandell.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•civil injunctions;

•treble damages;

•disgorgement of profits;

•jail sentences;

•fines for the person who committed the violation, whether or not the person actually benefited; and

•fines for the employer or other controlling person.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

In addition, any violation of this policy statement can be expected to result in disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade in violation of the Code, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. Sandell may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

You must be especially alert to sensitive information. However, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. Information you receive from company representatives during a conference call that is open to the investment community is presumptively public.

Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, nonpublic information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Sandell must make a judgment as to its further conduct. To protect yourself, our investors and Sandell, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Sandell personnel attend Broker-Sponsored conferences, and in the course of these conferences, may gain access to the management of companies in which Sandell is invested, or is contemplating an investment on behalf of the Sandell funds. If during the course of a Broker-Sponsored conference you gain one-on-one access to a public company's management, you should contact the Chief Compliance Officer so that the information discussed during the one-on- one meeting can be vetted in an effort to determine Sandell's further conduct.

In order to avoid the possible transmission of material, nonpublic information to Sandell in connection with correspondence with representatives of a public company concerning a potential transaction in the securities of such issuer, an individual should begin every communication with such public company with a brief disclaimer that you do not wish to receive any material,

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

nonpublic information about the public company. In connection with a Direct Investment Group or similar private placement transaction you should, prior to obtaining any information regarding an issuer (including the name of such issuer), direct such call to the Chief Compliance Officer who will review the name of such issuer against Sandell's Restricted Securities List, Current Holdings List and Potential Position List (see below for information concerning these lists). In the event that securities of such issuer are currently held or contemplated to be held by any of the Sandell Funds, Sandell will generally prohibit the transfer of information to any Sandell personnel other than the Chief Compliance Officer.

Contacts with Consultants

Contacts with consultants also represent an important part of our research efforts. A consultant, for the purpose of this policy, is any person who offers, on a paid or unpaid basis, information or advice. Consultants often have significant work experience in and direct or indirect knowledge of the public companies in which Sandell has or is considering an investment. Sandell may make trading or investment decisions on the basis of conclusions formed through such consultants. Sandell does not use consultants in an effort to obtain access to material, nonpublic information and personnel must be alert to the risks associated with using consultants.

Sandell has a duty to prevent insider trading and an obligation to establish, maintain and enforce written policies and procedures to prevent insider trading. The Compliance Department will actively monitor the use of consultants to ensure compliance with the Code. Additionally, in order to avoid the possible transmission of material, nonpublic information to Sandell, you must adhere to the following policy and procedures in connection with all communications with consultants:

•You must report attendance at any third-party sponsored program involving consultants and report any meeting whereby you gain access to a representative of a publicly traded company.

•You may not, without the consent and participation of the General Counsel or Chief Compliance Officer, conduct communications with any consultant who is currently an affiliate of a public company in which Sandell currently holds or is contemplating an investment (a "Restricted Company"). For these purposes, an "affiliate" includes a director, officer or employee or similar person with access to material, nonpublic information about such company.

•You may not, without the consent of the General Counsel or the Chief Compliance Officer, conduct communications with a consultant who has been an affiliate of an issuer of Restricted Securities or Current Holding Securities at any time in the prior six months.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

•For all other consultants ("Permitted Consultants"), you must begin every communication with a brief disclaimer that you do not wish to receive any material, nonpublic information about the target company or any other public company.

•You must notify the Chief Compliance Officer or the General Counsel before beginning communications with a Permitted Consultant who is referred to Sandell through a "match-making" service which Sandell has not previously used.

•If you are uncertain about whether your communications with a Permitted Consultant will contain material, nonpublic information, it is strongly recommended that you request the General Counsel or Chief Compliance Officer to participate in such communications.

Nonetheless, if in the course of your communications with a Permitted Consultant you believe you have received material, nonpublic information, it is your responsibility to follow the steps regarding the prevention of insider trading that are set forth in this Code.

The Compliance Department has created a process designed to minimize the possibility of inadvertently receiving material non-public information from Permitted Consultants. The Compliance Department has incorporated project oversight criteria and created customized emails to help ensure the use of a Permitted Consultant complies with Sandell policies. The Compliance Department shall periodically review records related to communications with Consultants to ensure compliance with applicable procedures.

If you are unsure as to any of the policies or procedures relating to communications with consultants, you should contact the General Counsel or the Chief Compliance Officer.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary volatility in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" based on material, nonpublic information

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of nonpublic information relating to a tender offer.

E. Personal Trading Policy

Sandell has adopted a personal trading policy which addresses personal securities trading by our personnel and members of their Families/Households. Sandell has adopted the following principles and policies with respect to personal securities transactions by personnel and related accounts designed to prevent front-running, scalping, and the misuse of inside information by Sandell and its personnel. These policies adhere strictly to legal and regulatory requirements, sound business principles, industry practices and the highest ethical standards. Sandell's policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor Sandell's business activities.

General Principles

Sandell has adopted the following principles governing personal investment activities by personnel:

•The interests of the Sandell Funds will at all times be placed first. It is the responsibility of each individual to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.

•Appropriate investment opportunities must be offered to the Sandell Funds first before Sandell or any personnel may act on them. (This excludes investments which are outside of the definition of "securities" set forth below.)

•All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

•Personnel should not take inappropriate advantage of their positions.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Restrictions and Limitations on Personal Securities Transactions

Personnel and members of their Households/Families may not trade, gift or otherwise transfer securities of any company for any account in which such personnel or their Household/Families have any Beneficial Ownership without the prior consent of Sandell. If an individual wishes to engage in a transaction, the individual must first notify the General Counsel, Chief Compliance Officer, Chief Financial Officer or other designated person in writing in advance and obtain prior written approval from such person by means of a completed Personal Transaction Approval Request Form attached hereto as Exhibit D.

Any consent which may be given by Sandell may be conditioned upon the individual's agreement to delay the purchase or sale of a Restricted Security, Current Holding Security, or Potential Position Security for a specific period of time. For the purpose of this policy, a "Restricted Security" is a security in which Sandell or a Sandell Fund both has an investment and may possibly possess related material, nonpublic information; "Current Holding Securities" are investments held by a Sandell Fund or Sandell which are not Restricted Securities. "Potential Position Securities" are investments not yet made but actively contemplated by Sandell for a Sandell Fund or itself.

Specifically, Sandell will not authorize any individual (including a member of the individual's Household/Family) to (a) trade, gift or otherwise transfer, or purchase or otherwise acquire, Current Holding Securities prior to the fifth business day following Sandell's completion of its purchase or sale (if any) of such security in compliance with this section, or (b) sell any such security within the first 30 days after the individual purchases such security. Unless Sandell has established an appropriate "screening wall" (which is not Sandell's usual practice), no individual may engage in any transactions in Potential Position Securities or Restricted Securities. For more information on the policies and restrictions surrounding Restricted Securities, please see the "Code of Ethics— The Prevention of Insider Trading" above and the "Code of Ethics—Restricted Securities List" below.

The Personal Transaction Approval Request Form requires the submitter to represent that such individual does not have any knowledge regarding an actual or potential purchase or sale of such security by a Fund within 5 days of requesting a trade, gift or transfer of such security. Sandell maintains a centralized listing of each type of Fund investment that qualifies as a Restricted Security, Current Holding Security, or Potential Position Security and will

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

reference such lists in determining whether to approve any Personal Transaction Request Form and/or determining which waiting periods might apply.

Each employee is limited to five (5) personal security transaction approval requests each trading day and thirty (30) such requests each month. Requests that are not used in a given trading day may not be applied to subsequent trading days. All approved securities transactions must take place on the same day or the next business day in which the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion. Uncompleted transactions are treated as trades for purposes of the foregoing trade request limitations. Multi-directional trades or "matched" trades are treated as separate trades for purposes of the foregoing trade caps. Sandell strongly discourages "day trading" by employees.

The term "security" in this policy refers collectively to debt (including investment grade and high yield debt) and equity (including common and preferred stock, warrants, options, futures, certain index funds, exchange-traded funds, "SPDRs" and debt securities convertible into equity), short sales of the applicable instruments, securities issued by the subject company (whether publicly offered or privately placed), derivative securities issued by third parties that relate to the company and its securities such as put or call options and any other instrument not specifically exempted herein. The term "security" in this Section does not refer to U.S. government bonds, certificates of deposit, money market funds, shares issued by open-end funds other than reportable funds (open-end mutual funds that are not managed or underwritten by Sandell or its affiliates), currencies and shares issued by unit investment trusts that are exclusively invested in one or more open-end funds, none of which are reportable funds.

In addition, all personnel are required to have duplicate copies of (i) personal monthly brokerage account statements and (ii) statements from any other accounts, in which you or members of your Household/Family have any Beneficial Ownership and which hold securities, mailed directly to Sandell, attention of the Chief Compliance Officer unless such accounts are strictly discretionary in nature. Within ten days of the start of their employment, personnel are required to direct the broker, dealer, bank or similar entity where such accounts are maintained to mail such statements. Personnel certify to their acceptance of this requirement at the time of initial employment and on an annual basis.

The Chief Executive Officer is subject to heightened scrutiny when conducting personal trades. All trades by the Chief Executive Officer must be pre-cleared with the Chief Compliance Officer, General Counsel or Chief

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Financial Officer as per this policy. In addition, the Chief Compliance Officer, General Counsel or Chief Financial Officer must complete a Personal Transaction Approval Form and have it approved by a separate authorized person prior to making any trade.

Important: The Compliance Department monitors personal securities transactions by personnel and members of their Households/Families by periodically conducting sample surveys of compliance with this policy in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Compliance Manual, including a pattern of front-running or other inappropriate behavior.

F. Restricted Securities List

Sandell maintains a list (the "Restricted Securities List") that includes all securities where we have, or are in a position to receive, material, nonpublic information about a company. In general, Sandell, the Sandell Funds and Sandell's personnel (including members of their Households/Families) are not allowed to trade or invest in any names on the Restricted Securities List. From time to time, Sandell may place certain companies on the Restricted Securities List in order to monitor, but not necessarily prohibit, their trading (e.g., debtor companies in which Sandell Funds own revolving loans). In such cases, Sandell, the Sandell Funds and Sandell's personnel (including members of their Households/Families) are not allowed to trade or invest in any names on the Restricted Securities List without prior approval of the Chief Compliance Officer. Personnel must not recommend trading in companies on the Restricted Securities List or otherwise disclose material, nonpublic information about such companies to anyone.

If you are presented with the opportunity to learn material, nonpublic information to assist in your analysis of any security, private claim or other interest or instrument, you must notify the Chief Compliance Officer or the General Counsel of the receipt of such information. If you obtain information about a company that you believe may be material, nonpublic information, you must keep such information confidential and immediately notify the Chief Compliance Officer of the information. If the Chief Compliance Officer determines that the information constitutes material, nonpublic information that may expose Sandell or any of its affiliates to liability for insider trading, the company will be placed on the Restricted Securities List. Companies included on the Restricted Securities List must not be discussed with persons outside Sandell without the prior consent of the Chief Compliance Officer. The Restricted Securities List is a confidential list of companies that is maintained in the possession of the Chief Compliance Officer. Distribution shall be limited to

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

those individuals within trading and operations whom are in a position to identify and prevent transactions in securities on the Restricted Securities List.

G. Reporting Requirements

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code.

Holdings Report. Within 10 days after becoming an employee at Sandell you must submit an initial holdings report to the Chief Compliance Officer. This report must set forth all securities in which you or members of your Household/Family have any Beneficial Ownership and provide information about these securities including: account name and type, security name and exchange ticker symbol or CUSIP number, number of shares and principal amount, and the broker, dealer or bank with which the account is held. In addition to the report, you must include a copy of statements for each of the accounts in which the securities are held. Initial holdings information and account statements must be current as of 45 days before becoming an employee at Sandell. Thereafter, you must submit a holdings report annually to the Chief Compliance Officer.

Monthly Brokerage Account Statements. Upon commencing work at Sandell you have to ensure that within 30 calendar days after the end of each month, you file (or direct your broker to file) with the Chief Compliance Officer an account statement from each broker, dealer, bank or similar entity where, during the preceding month, you or a member of your Family/Household maintained an account in which you or a member of your Family/Household had Beneficial Ownership of any securities. It is your responsibility to notify the Chief Compliance Officer, or his or her designee, promptly of any new accounts opened by you or a member of your Family/Household or any transfer by such person(s) of an existing account to a different broker. Along with the monthly brokerage account statements, you must submit to the Chief Compliance Officer the affirmation attached as Exhibit E hereto, at least annually, stating that you do not maintain any accounts of the kind described in this paragraph other than those for which you or your broker filed an account statement with the Chief Compliance Officer.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Account statements are not required with respect to securities held in accounts over which you have no direct or indirect influence or control, or with respect to transactions effected pursuant to automatic investment plans.

H. Record Retention

Consistent with regulatory requirements, Sandell will maintain the following records:

•A copy of each code of ethics in effect at any time within the past five years;

•A record of any violation of the code of ethics, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

•A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made;

•A record of all persons, currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports; and

•A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

I. Confidentiality

Sandell generates, maintains and possesses information that we view as proprietary, and it must be held strictly confidential by our personnel. This information includes, but is not limited to: limited partnership and limited liability company agreements; investor lists and personal information about our investors generally (including but not limited to investors' identities); investment positions; research analyses and trading strategies; Fund performance; restricted securities lists (and other similar lists); internal communications; legal advice; and computer access codes. Personnel may not use proprietary information for their own benefit or for the benefit of any party other than Sandell. In addition, personnel may not disclose proprietary information to anyone outside Sandell, except in connection with the business of Sandell and in a manner consistent with Sandell's interests or as required by applicable law, regulation or legal process after notice to the Chief Compliance Officer. Failure to maintain the confidentiality of this information may have serious detrimental consequences for

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Sandell, the Funds, and the individual who breached the confidence. See "Confidentiality of Personally Identifiable Investor Information."

J. Consequences of Non-Compliance / Disciplinary Guidelines

If you fail to comply with the requirements of this Code and any laws, rules and regulations applicable to Sandell's business, you will be subject to disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade in violation of the Code, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing. Any non-compliance or violations of law may also result in severe civil and criminal penalties to Sandell, the Sandell Funds and you personally.

All personnel will receive a current copy of this Code of Ethics on an annual basis and must acknowledge receipt of such by executing and returning to the Chief Compliance Officer the acknowledgement attached hereto as Exhibit A.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Definitions

These terms have special meanings in this Code of Ethics:

Beneficial Ownership
Chief Compliance Officer
Family/Household

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a Sandell Fund), even if you do not share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

Securities accounts held in the name of a spouse or domestic partner.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Merely putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

Securities in a person's individual retirement account.

Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer means Adam Hoffman. The functions of the Chief Compliance Officer are performed by the Chief Financial Officer for purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code and in the event that the Chief Compliance Officer is not available.

Members of your Family/Household include:

Your spouse or domestic partner (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

Your children under the age of 18.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics

Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters- in-law, including adoptive relationships.

Any persons to whom you provide primary financial support, and either (i) whose financial affairs you control, or (ii) for whom you provide discretionary advisory services.

Any partnership, corporation or other entity in which you have a 25% or greater beneficial interest, or in which you exercise effective control.

Comment: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding Sandell's trading or recommendations for Sandell Funds, and must not be allowed to benefit from that information.

DOC ID-11131048.6

MCOLLA\263861.4 - 10/07/14	Code of Ethics